Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated January 24, 2022, relating to the consolidated financial statements of Bankers Healthcare Group, LLC and Subsidiaries as of September 30, 2021 and 2020 and for the years then ended, appearing as Exhibit 99.2 to this Annual Report on Form 10-K of Pinnacle Financial Partners, Inc. (the “Company”) for the year ended December 31, 2022, in the following Registration Statements of the Company: Numbers 333-49564, 333-195712, 333-206092, 333-218797, 333-224839 and 333-255437 on Form S-8 and Number 333-238707 on Form S-3.

/s/ Crowe LLP

New York, New York
February 28, 2023